                            STOCK PURCHASE AGREEMENT



                          dated as of December 23, 1996



                                     Between


                             GENERAL CIGAR CO., INC.


                     HONDURAS AMERICAN TABACO, S.A. de C.V.


                                       and


                                   THE SELLERS
                                  (as defined)

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I      PURCHASE AND SALE OF STOCK..................................   2
               1.1    Transfer of Stock....................................   2
               1.2    Purchase Price.......................................   2
               1.3    Repayment of Indebtedness; Net Income................   2
               1.4    Post-Closing Adjustment..............................   3

ARTICLE II     REPRESENTATIONS AND WARRANTIES OF SELLERS...................   3
               2.1    Organization of the Company..........................   3
               2.2    Ownership............................................   4
               2.3    Capitalization.......................................   4
               2.4    Authorization........................................   5
               2.5    Intellectual Property................................   5
               2.6    Absence of Certain Changes or Events.................   7
               2.7    Material Contracts...................................   7
               2.8    No Conflict or Violation.............................  10
               2.9    Consents and Approvals...............................  10
               2.10   Financial Statements.................................  10
               2.11   Litigation...........................................  11
               2.12   Liabilities..........................................  11
               2.13   Compliance with Law..................................  11
               2.14   No Brokers...........................................  12
               2.15   Labor and Employment Matters.........................  12
               2.16   Transactions with Certain Persons....................  13
               2.17   Employee Benefits....................................  14
               2.18   Real Property; Tangible Assets.......................  14
               2.19   Tax Matters..........................................  16
               2.20   Environmental Compliance.............................  17
               2.21   Insurance............................................  18
               2.22   Performance Bonds and Letters of Credit..............  19
               2.23   Utilities............................................  19
               2.24   Political Contributions..............................  19

ARTICLE III    ACTIONS BY THE COMPANY AND BUYER PRIOR TO THE CLOSING.......  20
               3.1    Conduct of Business..................................  20
               3.2    Investigation by Buyer...............................  23
               3.3    No Continuing Negotiations...........................  24

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF BUYER.....................  24
               4.1    Organization of Buyer................................  24
               4.2    Authorization........................................  25
               4.3    Consents and Approvals...............................  25


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                                                                            Page
                                                                            ----

               4.4    No Brokers...........................................  25
               4.5    No Conflict or Violation.............................  25
               4.6    Litigation...........................................  25
               4.7    Compliance with Law..................................  26

ARTICLE V      CLOSING.....................................................  26
               5.1    Closing..............................................  26
               5.2    Documents to be Delivered............................  26

ARTICLE VI     CONDITIONS TO SELLERS' OBLIGATIONS..........................  27
               6.1    Representations, Warranties and Covenants............  27
               6.2    Consents.............................................  27
               6.3    No Governmental or Other Proceeding or Litigation....  27
               6.4    Opinion of Counsel...................................  28
               6.5    Certificates.........................................  28
               6.6    Contemporaneous and Contingent Transactions..........  28
               6.7    Additional Shareholders..............................  28

ARTICLE VII    CONDITIONS TO BUYER'S OBLIGATIONS...........................  28
               7.1    Representations, Warranties and Covenants............  28
               7.2    Consents.............................................  29
               7.3    No Governmental or Other Proceeding or Litigation....  29
               7.4    Opinion of Counsel...................................  29
               7.5    No Material Degradation of Assets....................  29
               7.6    Receipt of Audit Report..............................  29
               7.7    Tax Matters..........................................  29
               7.8    Contemporaneous and Contingent Transactions..........  30
               7.9    Certificates.........................................  30

ARTICLE VIII   ACTIONS BY SELLERS AND BUYER AFTER THE CLOSING..............  30
               8.1    Books and Records....................................  30
               8.2    Further Assurances...................................  30
               8.3    Litigation Support...................................  31

ARTICLE IX     INDEMNIFICATION.............................................  31
               9.1    Agreement to Indemnify...............................  31
               9.2    Survival of Representations, Warranties and Covenants  32
               9.3    Claims for Indemnification...........................  33
               9.4    Defense of Claims....................................  33
               9.5    Tax Indemnification and Other Matters................  34
               9.6    Offset Rights........................................  34

                                                                            Page
                                                                            ----

               9.7    Limitation on Indemnification........................  35
               9.8    Responsibility for Products..........................  35

ARTICLE X      MISCELLANEOUS...............................................  36
               10.1.  Termination..........................................  36
               10.2   Assignment...........................................  36
               10.3   Notices..............................................  37
               10.4   Choice of Law........................................  38
               10.5   Entire Agreement; Amendments and Waivers.............  38
               10.6   Counterparts.........................................  38
               10.7   Invalidity...........................................  39
               10.8   Headings.............................................  39
               10.9   Expenses.............................................  39
               10.10  Publicity............................................  39
               10.11  Authority of Sellers.................................  40
               10.12  Tax Filing...........................................  40
               10.13  Supplemental Schedules...............................  40

ARTICLE XI     DEFINITIONS.................................................  40
               11.1   Defined Terms........................................  40
               11.2   Other Defined Terms..................................  47

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                                    EXHIBITS


               A      Stockholders
               B      Financial Statements
               C      Letters from Other Stockholders


                              DISCLOSURE SCHEDULES

               2.1    Organization of the Company
               2.5    Intellectual Property
               2.7    Scheduled Contracts
               2.8    Conflicts or Violations
               2.9    Consents and Approvals
               2.11   Litigation
               2.12   Liabilities
               2.13   Compliance with Law
               2.15   Employment Matters
               2.16   Transactions with Certain Persons
               2.17   Employee Benefits
               2.18   Real Property
               2.19   Tax Matters
               2.20   Environmental Compliance
               2.21   Insurance
               2.22   Performance Bonds and Letters of Credit

                            Stock Purchase Agreement

     This Stock Purchase Agreement, dated as of December 23, 1996, among General Cigar Co., Inc. ("General Cigar"), a corporation duly organized and existing under the laws of the State of Delaware (General Cigar is hereinafter sometimes referred to as the "Buyer"), Honduras American Tabaco S.A. de C.V., a corporation duly organized and existing under the laws of Honduras (the "Company" or "HATSA") and Frank Llaneza ("Mr. Llaneza") and Daniel Blumenthal ("Mr. Blumenthal"). Mr. Llaneza and Mr. Blumenthal are hereinafter sometimes collectively referred to as the "Sellers."

                              W I T N E S S E T H:

     WHEREAS, the defined terms have the meanings ascribed to them in Article XI or as set forth elsewhere in this Agreement.

     WHEREAS, the Sellers and Persons (other than the Sellers) set forth in Exhibit A hereto (collectively, the "Other Stockholders") have executed and delivered to Buyer and Sellers the letters attached hereto as Exhibit C.

     WHEREAS, Buyer desires to purchase from Sellers and the Other Stockholders, and Sellers and the Other Stockholders desire to transfer to Buyer, all of the Stock, subject to the terms and conditions of this Agreement.

     NOW THEREFORE, IT IS AGREED:

                                    ARTICLE I

                           PURCHASE AND SALE OF STOCK

     1.1 Transfer of Stock. Upon the terms and subject to the conditions contained herein, the Sellers will sell, convey, transfer, assign and deliver to Buyer, and Buyer will acquire on the Closing Date, all of the Sellers' shares of Stock and Sellers will deliver the shares of Stock held by the Other Stockholders to Buyer pursuant to the letters from the Other Stockholders attached hereto as Exhibit C.

     1.2 Purchase Price. At the Closing, upon the terms and subject to the conditions set forth herein, Buyer shall pay to the Sellers, on behalf of the Stockholders, the aggregate amount of Twenty Million Dollars ($20,000,000) (the "Purchase Price") by wire transfer of immediately available funds to accounts designated by the Sellers.

     1.3 Repayment of Indebtedness; Net Income. In addition to the Purchase Price, the Sellers shall be entitled to receive, on behalf of the Stockholders, a distribution of the Net Income of the Company for calendar year 1996 (the "1996 Net Income"). The Sellers, on behalf of the Stockholders, estimate the 1996 Net Income of HATSA to be $4,200,000 (the "Estimated Net Income"), none of which has been distributed to any Person. As of December 31, 1996, the Company shall issue to the Sellers, on behalf of the Stockholders, promissory notes with a face value equal to the Estimated Net Income which note shall be repaid by the Company, at its face value, upon the Closing, by wire transfer as set forth in
Section 1.2 above. The Sellers shall ensure that, except as set forth in this
Section 1.3, from October 31, 1996, through the Closing Date, the Company shall not (i) create or pay any additional indebtedness with respect to the Stockholders or (ii) distribute any cash or other property to the Stockholders with respect to their stock ownership in the Company except for the distribution made in November 1996 to Stockholders in the aggregate amount of $527,218 (none of which represents 1996 Net Income).

     1.4 Post-Closing Adjustment. Net Income of HATSA as determined based upon the 1996 Income Statement of HATSA, prepared and agreed pursuant to Section 1.6 of the Villazon Agreement, shall be final and binding on Buyer and the Stockholders. If the Net Income of HATSA is less than the Estimated Net Income of HATSA, the Sellers, on behalf of the Stockholders shall pay such difference to Buyer in cash in immediately available funds within 5 Business Days after the date on which the 1996 Income Statements are agreed upon as provided for in the Villazon Agreement, such payment to be made by them pro rata to the proportion of the Purchase Price paid to each of them. If the Net Income of HATSA exceeds the Estimated Net Income of HATSA, Buyer shall pay such difference to the Sellers, on behalf of the Stockholders, pro-rata to the proportion of the Purchase Price paid to each of them, within 5 Business Days after the date on which the 1996 Income Statements are agreed upon as provided for in the Villazon Agreement. For purposes of calculating the 1996 Net Income of HATSA, FASB 52 shall not be taken into consideration in accordance with the principle set forth in that certain letter dated December 23, 1996 from Buyer to John Oliva. For the purposes of calculating the Net Worth of HATSA, FASB 52 shall not be taken into consideration in accordance with the Balance Sheet attached hereto as Exhibit B-1.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

     Subject to the limitations set forth in Article IX, the Sellers, jointly and severally, hereby represent and warrant to Buyer as follows:

     2.1 Organization of the Company. The Company is duly incorporated and validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its Business as it is presently being conducted and to own and lease its properties and assets. The Company is duly qualified and in good standing in each jurisdiction where, by virtue of its business carried on or properties owned, it is required to be so qualified and the failure to be so qualified would have, individually or in the aggregate, a Material Adverse Effect. Each such jurisdiction is set forth on Disclosure Schedule Section 2.1. The Sellers have delivered to

Buyer (or Buyer's Representatives) true and complete copies of the Articles of Incorporation and By-laws of the Company (as amended to date).

     2.2 Ownership. (a) Except as set forth in Note 6 of the Financial Statements, Sellers and, to the Knowledge of Sellers, the Other Stockholders, own of record and beneficially all of the shares of Stock set forth against their names in Exhibit A, free of Encumbrances, including without limitation any agreement, understanding or restriction affecting the transfer, voting rights or other incidents of record or beneficial ownership pertaining to such Stock. Except as set forth in Note 6 to the Financial Statements, Sellers and, to the Knowledge of Sellers, the Other Stockholders are not a party to any option, warrant, subscription, commitment or any other contract that could require the Stockholders to sell, transfer or otherwise dispose of any capital stock of any Stockholder or any agreement or understanding providing rights of first refusal or similar rights with respect to any capital stock of the Company. Except as set forth in Note 6 of the Financial Statements, Sellers, and, to the Knowledge of Sellers, the Other Stockholders, are not parties to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company.

          (b) The Stockholders have taken all necessary action pursuant to the Stockholders Agreement among them described in Note 6 of the Financial Statements, to permit the sale of the Stock to Buyer on the terms hereof.

     2.3  Capitalization.

          (a) The authorized capital Stock of the Company consists of 200,000 shares of common stock, 50 Lempiras par value, all of which shares are issued and outstanding and no shares are held in the treasury of the Company. All of the outstanding capital Stock has been duly authorized, and is validly issued, fully paid and non-assessable. Except as set forth in Note 6 of the Financial Statements, there are no outstanding or authorized options, warrants, subscriptions, calls, commitments, preemptive rights, securities convertible into or exchangeable for capital Stock, or other rights that could require the Company to issue, sell, or otherwise cause to become outstanding any capital Stock, or any agreement or understanding providing rights of first refusal or similar rights with respect to any capital Stock. There are no outstanding or authorized stock appreciation, phantom or similar rights with respect to the Company.

          (b) Exhibit A hereto correctly sets forth the Stockholders and their respective ownership of the Company.

     2.4  Authorization.

          (a) This Agreement has been duly executed and delivered by the Sellers and the Company, and, assuming the due authorization, execution and delivery of this Agreement by Buyer is a valid and binding obligation of the Sellers and the Company except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and except where enforceability is subject to the application of equitable principles or remedies.

          (b) The Sellers have taken all requisite action to approve and consent to this Agreement and the performance of the transactions contemplated hereby.

     2.5  Intellectual Property

          To the Knowledge of Sellers and the Company:

          (a) Disclosure Schedule Section 2.5 sets forth a complete and correct list and summary description of all trademarks, tradenames, service marks, service names, brand names, registrations thereof and applications therefor held by the Company (collectively referred to hereinafter as the "Intellectual Property"), together with a complete list of all licenses granted by or to the Company or other agreements with respect to any of the Intellectual Property. The Intellectual Property constitutes all the intellectual property used in the Business other than trade secrets and copyrights, if any. The Company holds no patents.

          (b) The Intellectual Property is valid and subsisting and is enforceable.

          (c) Except as set forth on Disclosure Schedule Section 2.5, the Company has sole, full and clear title to the Intellectual Property, free and clear of all claims, liens, encumbrances, mortgages, licenses (either as licensee or licensor), including claims or rights of employees, agents, consultants or other parties involved in the development or creation of such Intellectual Property and no other person or entity has or shall have any claim of ownership with respect to the Intellectual Property whatsoever.

          (d) Except as set forth in any license or other agreements set forth on Disclosure Schedule Section 2.5 hereto, the Company owns and/or has the right and/or license to use, sublicense, assign, modify and transfer the Intellectual Property free and clear of any limitations or encumbrances.

          (e) Except as set forth on Disclosure Schedule Section 2.5, neither the Company nor any officers, stockholders or directors of the Company are currently in receipt of any notice of any violation of, and the Company is not violating or infringing upon and has not for the last six years violated or infringed, the rights of any other person or entity in any trademark, trade name, service mark, copyright, mask work, trade secret, know-how, patent or other intangible property right or asset, and has not conducted any acts of unfair competition.

          (f) Except as set forth on Disclosure Schedule Section 2.5 no person or entity is infringing any intellectual property rights of the Company with respect to the Intellectual Property.

          (g) Except as set forth on Disclosure Schedule Section 2.5, the Company has not during the three years preceding the date of this Agreement been a party to any Proceeding that involved or may involve a claim of infringement by any Person (including any Governmental Authority) of any intellectual property rights of such Person or a claim of infringement by the Company with respect to the Intellectual Property. Except as set forth on Disclosure Schedule
Section 2.5, no intellectual property right with respect to the

Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company, or restricting the licensing thereof by the Company to any person, and there are no claims, judgments or settlements to be paid out by the Company relating to the Intellectual Property.

          (h) Disclosure Schedule Section 2.5 sets forth a list of all license fees, rents, royalties or other charges that the Company is required or obligated to pay with respect to the Intellectual Property. Except as set forth on Disclosure Schedule Section 2.5(h), none of the Intellectual Property has been incorporated into or made a part of any other intellectual property and none of the Intellectual Property is dependent on any other intellectual property in order to freely operate or be utilized in the manner in which it is intended.

          (i) The Sellers and the Company shall keep confidential and not disclose to any third party any trade secrets among the Intellectual Property, except such of said trade secrets as now are or hereinafter become published or otherwise generally available to the public other than through the direct or indirect actions of the Sellers or the Company; even after any trade secrets become generally available to the public, neither the Sellers nor the Company shall disclose, without Buyer's prior written approval, the fact that such trade secrets were furnished to Buyer by the Sellers or the Company or originated with the Sellers or the Company. The Company shall advise its employees and other personnel who at any time have access to such trade secrets of the obligations assumed hereunder by the Company.

     2.6 Absence of Certain Changes or Events. Since October 31, 1996 the Business has been conducted in the ordinary course and there has not been any event, occurrence, state of circumstances or facts or change in the Company or in the Business that has had or that, to the Knowledge of the Sellers or the Company, may be reasonably expected to have, either alone or together, a Material Adverse Effect.

     2.7  Material Contracts.

          To the Knowledge of Sellers and the Company:

          (a) Disclosure Schedule Section 2.7 sets forth a complete list of the following Contracts (collectively, the "Scheduled Contracts"):

          (i) each Contract between the Company and another Person whose dollar volume of sales or services for products sold to such Person exceeded in 1995, or during the first six months of 1996, One Hundred Thousand Dollars ($100,000);

          (ii) each Contract of the Company that requires payment or incurrence of Liabilities, or the rendering of services or the sale of goods, by the Company, subsequent to the date of this Agreement of more than One Hundred Thousand Dollars ($100,000) or otherwise material to the Business and not cancelable (without Liability) within 30 days;

          (iii) all Contracts relating to, or evidences of, or guarantees of, or providing security for, Indebtedness for Borrowed Money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset);

          (iv) all license, sale, distribution, commission, marketing, agent, franchise, technical assistance or similar contracts relating to or providing for the marketing and/or sale of the products to which the Company is a party or by which it is otherwise bound;

          (v) all partnership, joint venture, teaming arrangements or other similar Contracts;

          (vi) all Contracts not made in the ordinary course of business;

          (vii) all employment Contracts and severance agreements, including without limitation Contracts (A) to employ or terminate executive officers or other personnel and other contracts with present or former officers, directors or stockholders of the Company or (B) that will result in the payment by, or the creation of any Liability to pay on behalf of the Company any severance, termination, "golden parachute," or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

          (viii) all labor or union Contracts;

          (ix) Contracts containing covenants limiting the freedom of the Company or any officer, director, shareholder or affiliate of the Company, to engage in any line of business or compete with any person;

          (x) Any Contract with the United States, state or local government or any agency or department thereof;

          (xi) Leases of personal property not cancelable (without Liability) within 60 calendar days and having an annual rental exceeding Fifty Thousand Dollars ($50,000);

          (xii) all powers of attorney;

          (xiii) other Contracts the failure of performance of which could have a Material Adverse Effect.

          (b) The Company has made true and correct copies of all Contracts required to be disclosed pursuant to Section 2.7 above available to Buyer (or Buyer's Representatives). Except as disclosed in Disclosure Schedule Section 2.7, each Contract is a legal, valid and binding obligation of the Company and each other party thereto, enforceable against each such party thereto in accordance with its terms, and neither the Company nor any other party thereto, is in material default thereunder. Disclosure Schedule Section 2.7 sets forth a description of all oral agreements or understandings which, had they been in writing, would have been required to have been disclosed on Disclosure Schedule
Section 2.7 other than oral agreements for the purchase of tobacco by the Company.

          (c) Except as set forth on Disclosure Schedule Section 2.7, (i) there is no pending or threatened claim of breach of, or default under, any Contract with any Person listed in Disclosure Schedule Section 2.7; and (ii) the Company is not aware of any intention on the part of any Person to terminate or materially reduce purchases from or supplies to the Company in a manner that would result in a Material Adverse Effect.

     2.8 No Conflict or Violation. To the Knowledge of Sellers and the Company, except as set forth on Disclosure Schedule Section 2.8, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (a) conflict with or result in any breach or default under any term or provision of any Scheduled Contract, or result in or give to any person the right or power to cause the termination or acceleration of any Scheduled Contract or prevent the Company from consummating the transactions contemplated by this Agreement, (b) result in the creation or imposition of any Lien on any of the property or assets of the Company, or (c) result in any violation by the Company of any statute, order, rule, regulation, ordinance, code, judgment, writ, injunction, decree or award. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in any violation of the provisions of the charter or other organizational document or by-laws of the Company.

     2.9 Consents and Approvals. To the Knowledge of the Sellers and Company, except as set forth on Disclosure Schedule Section 2.9, no Permit from any Governmental Authority or any other Person, is required to be made or obtained by the Company in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

     2.10 Financial Statements.

          (a) Attached hereto as Exhibit B are true and complete copies of the Financial Statements.

          (b) The Financial Statements have been based on the books and records of the Company and reflect the financial condition, results of operations and statements of cash flow of the Company as of the dates indicated or the periods indicated as and to the extent represented in a representation letter from the Company to Price Waterhouse L.L.P., a copy of which has been delivered to the Buyer.

     2.11 Litigation. To the Knowledge of Sellers and the Company, except as set forth on Disclosure Schedule Section 2.11, (i) there are no actions, suits, claims, hearings, arbitrations, proceedings (public or private) or governmental investigations that have been brought by any Governmental Authority or by or against any other Person (collectively, "Proceedings") pending or threatened against or involving the Company or the Business; (ii) there are no Proceedings pending or, to the Knowledge of the Company or the Stockholders, threatened which seek to enjoin or rescind the transactions contemplated by this Agreement; and (iii) there are no existing orders, judgments or decrees of any Governmental Authority naming the Company as an affected party.

     2.12 Liabilities. To the Knowledge of Sellers and the Company, except as set forth on Disclosure Schedule Section 2.12, the Company is not liable for, directly or indirectly, any indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued or unaccrued, joint, several, joint and several, due or to become due, vested or unvested, executory, determined, determinable, absolute, contingent or otherwise, whether or not required by GAAP to be set forth in a financial statement (each a "Liability" and collectively, "Liabilities") except (i) Liabilities set forth on the Interim Balance Sheet of HATSA and (ii) Liabilities of the Company incurred since October 31, 1996 in the ordinary course of business that, individually or when combined with all other Liabilities, have not had, do not and will not have a Material Adverse Effect.

     2.13 Compliance with Law. To the Knowledge of Sellers and the Company, the Company is and, for the period of the applicable statute of limitations, as extended, has been in compliance in all material respects with all Applicable Laws, including without limitation

Applicable Laws relating to the employment of minors, except as set forth on Disclosure Schedule Section 2.13.

     2.14 No Brokers. Neither the Company, nor any Seller and none of their respective Affiliates or Associates has entered into and nor, to Sellers' or the Company's Knowledge, have the Other Stockholders entered into any contract, agreement, arrangement or understanding with any Person which will result in the obligation of Buyer, the Company or any Stockholder to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

     2.15 Labor and Employment Matters.

          (a) Except as set forth on Disclosure Schedule Section 2.15, no collective bargaining agreement exists that is binding on the Company and, except as described in Disclosure Schedule Section 2.15, to the Knowledge of the Company and Sellers, no petition has been filed or Proceedings instituted by an employee or group of employees with any labor relations board seeking recognition of a bargaining representative, nor, to the Knowledge of the Company or the Sellers, has there been any union organizing effort by any union or group of employees in the last five years at any of the facilities operated by the Company. Disclosure Schedule Section 2.15 describes any organizational effort currently being made or threatened by or on behalf of any labor union to organize any employees of the Company.

          (b) Except as set forth on Disclosure Schedule Section 2.15, (i) there is no labor strike, dispute, slow down or stoppage pending or, to the Knowledge of the Company and Sellers, threatened, against or directly affecting the Company; (ii) no grievance or arbitration Proceeding arising out of or under any collective bargaining agreement is pending, and no claims therefor exist; and
(iii) neither the Company nor any of the Sellers nor any of their respective Affiliates has received any notice or has any Knowledge of any threatened labor or civil rights dispute, controversy or grievance or any other unfair labor practice, Proceeding or breach of contract claim or action with respect to claims of, or obligations to, any employee or group of employees of the Company.

          (c) To the Knowledge of the Company and Sellers, the Company has complied and is currently complying, in respect of all employees of the Company, with all Applicable Laws respecting employment and employment practices and the protection of the health and safety of employees, from whatever source such law may be derived, including, without limitation, statutes, ordinances, laws, rules, regulations, policies, standards, judicial or administrative precedents, judgments, orders, decrees, awards, citations, licenses, official interpretations and guidelines, except for such instances which are not, in the aggregate, material.

          (d) To the Knowledge of the Company and Sellers, Disclosure Schedule
Section 2.15 sets forth all individuals who are independent contractors of the Company or tobacco brokers for material sales of the Company's products, together with a description of any arrangements with such Persons. The Sellers have delivered to Buyer true copies of all Contracts with any such Persons.

     2.16 Transactions with Certain Persons.

          (a) Except with respect to the Lease of Real Property described in
Section 2.18, no Seller, nor, to the Knowledge of Sellers or the Company, any officer or director of the Company nor any Associate of any Seller or the Company is presently a party to any transaction with the Company (other than employment agreements and salaries, bonuses or benefits for services as officers, directors or employees of the Company) including, without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of material services by, or the purchase of supplies of material quantities of tobacco or other goods from such Person or an Associate of any such Person, (ii) providing for the rental of material real or personal property, from or to any such Person or an Associate of any such Person, or (iii) otherwise requiring material payments from or to any such Person or an Associate of any such Person.

          (b) There is no indebtedness of any nature owed by the Company to any of the Stockholders other than the promissory note described in Section 1.3.

     2.17 Employee Benefits.

     Except to the minimum extent required under Honduras law or otherwise disclosed on Disclosure Schedule Section 2.17, there are no employee benefit plans or arrangements for employees of the Company, including without limitation, pension benefits, severance arrangements or life or health insurance arrangements. Except as set forth on Disclosure Schedule Section 2.17, to the Knowledge of Sellers and the Company:

          (a) Except as would not result in any material liability of the Company, neither the execution nor delivery of this Agreement or other related agreements by the Company nor the Closing will result in the acceleration or creation of any rights of any Person to any benefits of the Company; and

          (b) As of the date of this Agreement, the Company does not have any post retirement benefit obligation.

     2.18 Real Property; Tangible Assets.

          (a) True copies of all deeds and title documents relating to real property owned by the Company ("Owned Real Property") have been delivered to Buyer (or Buyer's Representatives) by the Company. The Company is the record owner of and has good and marketable fee simple title to all Owned Real Property free and clear of all Encumbrances. The Company enjoys peaceful and undisturbed possession of all Owned Real Property.

          (b) The only real property lease or licenses to which the Company is a party or by which it is bound or that are used for the conduct of the Business is the lease of 421 sq. meters of office space in San Pedro Sula, Honduras dated April 1, 1996 (the "Leased Real Property" and together with the Owned Real Property, the "Real Property"). Except for the Leased Real Property, there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any Person the right to purchase, use or occupy any Real Property in connection with the

Business or any portion thereof or interest in any such property. With respect to such Leases, to the Knowledge of Sellers and the Company, there exist no defaults by the Company or any default or threatened default by any third party thereunder, that has affected or could reasonably be expected to affect the rights and privileges thereunder of the Company and have a Material Adverse Effect. With respect to each Lease of real property, the Company has an unencumbered interest in the Leasehold Estate. The Company enjoys peaceful and undisturbed possession of all Leased Real Property. The transfer of the Stock contemplated by this Agreement will not result in any default, penalty or modification to any Lease to which the Company is a party. The Company has made a true and correct copy of the Lease of Real Property available to Buyer (or Buyer's Representatives).

          (c) Except as set forth on Disclosure Schedule Section 2.18, to the Knowledge of the Company and Sellers, all material buildings and structures located on any Real Property are in all material respects structurally sound.

          (d) To the Knowledge of the Company and Sellers, except as set forth on Disclosure Schedule Section 2.18, with respect to any Real Property, there exists no applicable restrictive covenant, constitutional or agrarian law restrictions regarding foreigners or foreign shareholders, zoning ordinance, building code, use or occupancy restriction, or any violation of any such ordinance, code or restriction, or any condemnation action or proceeding with respect thereto, that will interfere with the use for its current use thereof by the Company following the Closing.

          (e) Except as disclosed on Disclosure Schedule Section 2.18 to the Knowledge of the Company and Sellers, none of the material buildings and structures located on any Real Property nor any appurtenances thereto or equipment thereon, nor the operation or maintenance thereof for its current use, violates any restrictive covenants or encroaches on any property owned by others nor does any building or structure of third parties encroach upon any Real Property. To the Knowledge of the Company and Sellers, no condemnation Proceeding is pending or threatened, which would preclude or impair the use of Real Property for the use for which it is currently being used.

          (f) All appropriate certificates of occupancy and all Permits required for current operations have been or will be obtained, are or will be in full force and effect and will not be violated by this Agreement or the transactions contemplated hereby. To the Knowledge of Sellers and the Company, the Company is not in violation of any Applicable Laws relating to the ownership of Real Property by foreign entities or by local entities owned by foreign entities.

          (g) Excluding the Owned Real Property and the Leased Real Property, the Company has good and marketable title to the assets of the Company, free and clear of any Encumbrances. Such assets include without limitation all assets reflected on the Interim Balance Sheet of HATSA or used for the conduct of the Business. All tangible assets and properties are in good operating condition and repair and are usable in the ordinary course of business and, to the Knowledge of the Company and Sellers, conform in all material respects to all Applicable Laws relating to their construction, use and operation.

     2.19 Tax Matters. (a) To the Knowledge of Sellers and the Company, (i) the Company is eligible to benefit from and is in compliance with the Temporary Import Regime (RIT) through resolutions issued by the Ministry of Economy, which expire in the year 1998; (ii) its current permit relating to such regime is in good standing and (iii) such tax benefits include exemption from payment of taxes and customs duties on imports of equipment and raw materials used in the production and exportation of cigars and related products and exemption from payment of income tax, for a 10 year period ending in 1998, on profits generated by cigars and related products exports to foreign countries, excluding the Central American region.

          (b) The Company and Sellers have no Knowledge of any action to repeal or diminish the tax benefits described above in this Section 2.19.

          (c) To the Knowledge of Sellers and the Company, (i) The Company has timely filed with appropriate taxing authorities all Returns and paid any Taxes required to be filed or paid through the date hereof and will timely file any such Returns and pay any Taxes required to be filed or paid on or prior to the Closing Date and (ii) the Returns filed are complete and accurate in all material respects.

          (d) To the Knowledge of Sellers and the Company, (i) no deficiencies for Taxes have been claimed, proposed or assessed by any Governmental Authority against the Company; (ii) there are no pending or threatened audits, investigations or claims for or relating to any liability in respect of Taxes and (iii) the Company (x) is not engaged in a United States trade or business for federal income tax purposes and (y) is not a passive foreign investment company within the meaning of the Code.

          (e) To the Knowledge of Sellers and the Company, (i) the Company has complied to date with all provisions regarding the Honduran temporary import regime (regimen de importacion temporal) and all previous regimes relating to tax benefits and (ii) its current Permit relating to such regime is in good standing.

          (f) To the Knowledge of Sellers and the Company, the Company has paid to date all municipal fees and taxes regarding real estate, production, services and delivers herewith the original certificates of compliance and permits to operate issued by each of the municipal authorities in which the Company operates.

          (g) To the Knowledge of Sellers and the Company, the Company has complied to date with all withholdings on employee salaries relative to income tax, municipal tax, social security, training (INFOP), housing (RAP-FOSOVI) and all other withholding mandated by law.

     2.20 Environmental Compliance.

          (a) Except as set forth on Disclosure Schedule Section 2.20 or as would not have a Material Adverse Effect, to the Knowledge of the Company and Sellers, the Company has obtained all Permits from all Governmental Authorities, or from any other Person, that are required under any Environmental Law. Disclosure Schedule Section 2.20 sets forth all

Permits issued under any Environmental Law of the Company relating to the Company or the Business.

          (b) Except as set forth on Disclosure Schedule Section 2.20 or as would not have a Material Adverse Effect, to the Knowledge of the Company and Sellers, the Company is and has been in compliance since January 1, 1994, with all terms and conditions of all Permits of all Governmental Authorities (and all other Persons) required under all Environmental Laws and used in the Business or that relate to the Company. To the Knowledge of the Company and Sellers, the Company is and has been in compliance with all other limitations, restrictions, conditions, standards, requirements, schedules and timetables required or imposed under all Environmental Laws.

          (c) To the Knowledge of the Company and Sellers, except as set forth on Disclosure Schedule Section 2.20, there are no present or past events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting either the Company or the Business that violate or violated any Environmental Law or may violate any Environmental Law after the Closing or that may give or have given rise to any Environmental Liability, or otherwise form the basis of any claim, action, demand, suit, Proceeding, hearing, study or investigation (i) under any Environmental Law, or (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any Hazardous Substance.

     2.21 Insurance. Disclosure Schedule Section 2.21 sets forth a list of each insurance policy (respectively, an "Insurance Policy") currently or, to the Knowledge of the Company and Sellers, (after reasonable investigation, including contact with the Company's insurance brokers) at any time held by or on behalf of or providing insurance coverage to the Company or, its business, property or assets (or its directors, officers, salespersons, agents or employees), including without limitation any "occurrence based" liability policies regardless of the periods to which they relate. Each Insurance Policy which is designated as a "Current Policy" on Disclosure Schedule Section 2.21 is, and at the Closing Date will be, in full force and effect, without any material amendments or modifications having been made thereto and with all premiums having been paid through the expiration dates specified therein. The Company has not received any written notice of non-renewal or notice of violation in connection with any Current Policy set forth on Disclosure Schedule Section 2.21 or any written notice or request from the insurance company which issued any Current Policy set forth in Disclosure Schedule Section 2.21 or any board of fire underwriters requesting any work or alteration with respect to the Real Property or any personal property owned or used by the Company. Disclosure Schedule Section 2.21 also sets forth for each Current Policy the type of coverage, the name of the insured, the insurer, the premium, the expiration date, the period to which it relates, the deductibles and loss retention amounts and the amounts of coverage.

     2.22 Performance Bonds and Letters of Credit. Disclosure Schedule Section
2.22 sets forth all letters of credit and performance bonds to which the Company is a party or under which the Company is obligated. Disclosure Schedule Section
2.22 also sets forth all letters of credit and performance bonds that relate to properties or assets of the Company or relating to the Business to which the Company is a party or under which the Company is bound.

     2.23 Utilities. The Company has paid to date all utilities, including all power company (ENEE), telephone company (HONDUTEL) and water supply charges and it owes no amounts to the entities providing those services be it for service, equipment, materials, fines or other matters.

     2.24 Political Contributions. The Company has not made any payments to any government official, political party or organization in Honduras.

                                   ARTICLE III

              ACTIONS BY THE COMPANY AND BUYER PRIOR TO THE CLOSING

     The Sellers and Buyer covenant as follows for the period from the date hereof through the Closing Date:

     3.1 Conduct of Business. From the date hereof until the Closing Date, the Sellers shall join with John Oliva, one of the Other Stockholders ("Mr. Oliva"), to instruct the Company to use its commercially reasonable best efforts to conduct the Business in the ordinary course and cause the Company to use its commercially reasonable best efforts to preserve intact the business organizations and relationships and goodwill with third parties and keep available the services of the present officers, employees, agents and other personnel of the Company. Without limiting the generality of the foregoing, from the date hereof until the Closing Date:

          (a) except as required by Section 3.1(b) below, without the Buyer's prior consent, the Company shall use commercially reasonable best efforts not to:

               (i) purchase or otherwise acquire assets from any other Person other than in the ordinary course of business;

               (ii) sell, assign, lease, license, transfer or otherwise dispose of, or mortgage, pledge or encumber (other than with Permitted Liens), any Real Property or amend, terminate or renew any Lease thereof;

               (iii) subject to clause (ii) above, sell, assign, lease, license, transfer or otherwise dispose of, or mortgage, pledge or encumber (other than with Permitted Liens), any of its assets except in the ordinary course of business;

               (iv) incur any Liability, except Liabilities incurred in the ordinary course of business;

               (v) amend or modify in any material respect or terminate any Scheduled Contract or any other Contract entered into by the Company after the date hereof which, if in existence on the date hereof, would be required to be set forth on Disclosure Schedule Section 2.7(a) as a Scheduled Contract (each, a "Subsequent Material Contract");

               (vi) make or commit to make any capital expenditure, or group of related capital expenditures, in excess of Fifty Thousand Dollars ($50,000) for the Company, other than capital expenditures expressly required under any Scheduled Contract;

               (vii) enter into or commit or propose to enter into any Subsequent Material Contract or enter into any Contract or understanding with an Affiliate;

               (viii) create, incur, assume or guarantee any Indebtedness for Borrowed Money;

               (ix) (1) increase the rate or terms of compensation payable or to become payable to its directors, officers or employees, (2) pay or agree to pay any pension, retirement allowance or other employee benefit not set forth in Disclosure Schedule Section 2.17, (3) commit itself to any pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, insurance, severance pay, continuation pay, termination pay, retirement or other employee benefit plan, agreement or arrangement not set forth in Disclosure Schedule Section 2.17, (4) enter into any employment agreement with or for the benefit of any Person or (5) increase the rate of compensation under or otherwise change the terms of any employment agreement;

               (x) make any change in its accounting methods or in the manner of keeping its books and records (except as requested by Buyer);

               (xi) amend its charter or bylaws; or

               (xii) issue or commit to issue any shares of capital stock or obligations or securities convertible into or exchangeable for capital stock.

          (b) the Company shall use commercially reasonable best efforts to:

               (i) (1) maintain its assets in the ordinary course of business in good operating order and condition, reasonable wear and tear, damage by fire and other casualty excepted, (2) promptly repair, restore or replace any assets in the ordinary course of business and (3) upon any damage, destruction or loss to any of such assets, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of such assets before such event;

               (ii) use commercially reasonable best efforts to comply in all material respects with all material Applicable Laws;

               (iii) use its commercially reasonable best efforts to obtain, prior to the Closing Date, all Required Consents;

               (iv) use its commercially reasonable best efforts to take all actions necessary to be in compliance with all material respects with, and to maintain the effectiveness of, all Permits;

               (v) file on a timely basis (taking into account all applicable extensions) all Returns which relate to the Company or its operations;

               (vi) notify the Buyer in writing of any action, event, condition or circumstance, or group of actions, events, conditions or circumstances that results in, or could reasonably be expected to result in, a Material Adverse Effect, other than changes in general economic or industry-related conditions, such notification to be provided to the Buyer promptly after the occurrence of any such action, event, condition or circumstances, or group thereof;

               (vii) notify the Buyer in writing of the commencement of any Proceeding by or against the Company or of becoming aware of any threat, claim, action, suit, inquiry, proceeding, notice of violation, demand letter, subpoena, government audit or disallowance that could reasonably be expected to result in a Proceeding, such notification to be provided to the Buyer promptly after such commencement or Sellers or the Company becoming aware thereof;

               (viii) notify the Buyer in writing of the occurrence of any breach of any representation or warranty, or any covenant or agreement, contained in this Agreement, promptly after any Seller becomes aware of any such breach;

               (ix) pay accounts payable and pursue collection of its accounts receivable in the ordinary course of business; and

               (x) make any filings necessary to enable the Company to maintain its current tax holiday status.

     3.2 Investigation by Buyer. From the date hereof until the Closing Date, the Company shall provide to Buyer's Representatives during regular business hours reasonable access to the business, officers, properties, books and records of (or relating to) the Company, as Buyer reasonably deems necessary or advisable. The Company will furnish to Buyer's Representatives such financial and operating data and other information relating to the Company as Buyer may reasonably request and will instruct the directors, officers, key employees, counsel, auditors and financial advisors of the Company to cooperate with Buyer's Representatives in their investigation of the Company.

     3.3 No Continuing Negotiations. Until the earlier of the Closing, or the termination of this Agreement pursuant hereto, neither Seller nor the Company, nor any Affiliate, Associate or Representative of any of the foregoing, shall initiate, solicit or entertain any proposals or offers from any Person relating to, or enter into or participate in any negotiations with, or enter into any agreement or understanding with, or provide any confidential information to (including, without limitation, by way of furnishing any non-public information concerning, or afford any access to, the business, offices, properties or assets, or the books, records, officers, directors, employees, agents or Representatives of the Company), any Person in connection with the sale of any shares of capital stock or other securities of the Company or of all or substantially all of the assets of the Company (or any interest therein), or any investment in the Company or any merger, consolidation or other similar transaction involving the Company (each of the foregoing is referred to as a "Third Party Transaction"). If the Sellers, Mr. Oliva or, to Sellers' Knowledge, the Company shall receive any written proposal regarding a Third Party Transaction, the Company or such Seller, as the case may be, shall within three Business Days notify Buyer of such proposal regarding a Third Party Transaction and shall, in any such notice to Buyer, indicate in reasonable detail the identity of the offeror and the general terms of such proposal. No information of any nature shall be furnished to any Person other than Representatives of Buyer during such period with respect to Affiliates of the Company.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to the Sellers as follows:

     4.1 Organization of Buyer. Buyer is duly incorporated and validly existing as a corporation in good standing under the laws of the State of Delaware and has full corporate power to conduct its business as it is presently being conducted and to own and lease its properties.

     4.2 Authorization. Buyer has the corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and all requisite corporate action has been taken by the Board of Directors of Buyer to authorize the execution, delivery and performance of this Agreement by Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming the due execution of this Agreement by Sellers and the Company is a valid and binding obligation of Buyer except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and except where enforceability is subject to the application of equitable principles or remedies.

     4.3 Consents and Approvals. No consent, approval or authorization of any governmental or regulatory authority or any other Person is required to be made or obtained by Buyer or any of its Affiliates in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

     4.4 No Brokers. Neither Buyer nor any Affiliate of Buyer has entered into or will enter into any contract, agreement, arrangement or understanding with any Person which will result in the obligation of Sellers, the Company or Buyer to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

     4.5 No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (a) a violation of or a conflict with any provision of the charter or bylaws of Buyer, (b) a breach of, or a default under, any term or provision of any contract or agreement to which Buyer is a party, which breach or default would prevent Buyer from consummating the transactions contemplated hereby or
(c) a violation by Buyer of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation would prevent Buyer from consummating the transactions contemplated hereby.

     4.6 Litigation. (i) There are no Proceedings pending or, to the Knowledge of Buyer, threatened, against or involving Buyer which seek to enjoin or rescind the transactions contemplated by this Agreement; and (ii) there are no existing orders, judgments or decrees of any Governmental Authority naming Buyer as an affected party which would, in either case, prevent Buyer from performing its obligations under this Agreement.

     4.7 Compliance with Law. To its Knowledge, Buyer is and, for the period of the applicable statute of limitations, as extended, has been in compliance in all material respects with all Applicable Laws, except where non-compliance would not prevent Buyer from performing its obligations under this Agreement.

                                    ARTICLE V

                                     CLOSING

     5.1 Closing. The closing of the transactions contemplated herein (the "Closing") shall be held at 9:00 a.m. local time on the Closing Date at the offices of Latham & Watkins, 885 Third Avenue, New York, New York 10022, or at such other place and time as the parties may agree. Buyer, Sellers and the Company agree that, subject to the terms and conditions of this Agreement, they shall each use their reasonable best efforts to cause the Closing to occur on January 15, 1997 or as promptly thereafter as practicable.

     5.2  Documents to be Delivered.

          (a) At the Closing, the Sellers will deliver the following to Buyer:

               (i) stock certificates representing all of the Stock, together with duly executed stock powers;

               (ii) all stock books, shareholders' record books, and minute books of the Company

               (iii) all powers of attorney of the Company;

               (iv) such other documents as are required to be delivered pursuant to Article VII.

          (b) At the Closing, Buyer will deliver to the Sellers the Purchase Price and such documents as are required to be delivered pursuant to Article VI.

                                   ARTICLE VI

                       CONDITIONS TO SELLERS' OBLIGATIONS

     The obligations of Sellers to consummate the transaction contemplated hereby on the Closing Date are subject, in the discretion of Sellers, to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

     6.1 Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Buyer shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing Date.

     6.2 Consents. All consents, approvals and waivers from Governmental Authorities and other parties necessary to permit the Sellers to consummate the transactions contemplated hereby shall have been obtained.

     6.3 No Governmental or Other Proceeding or Litigation. No Proceeding by any Governmental Authority or other Person shall be pending or threatened which (i) questions the validity or legality of the transactions contemplated hereby, or
(ii) could reasonably be expected to cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

     6.4 Opinion of Counsel. Buyer shall have delivered to the Sellers an opinion or opinions of counsel to Buyer on terms reasonably acceptable to the Sellers.

     6.5 Certificates. Buyer shall have delivered to the Sellers such certificates of Buyer signed by its officers to evidence compliance with the conditions set forth in this Article VI as may be reasonably requested by the Sellers.

     6.6 Contemporaneous and Contingent Transactions. The closing of the purchase by Buyer of the assets and business of Villazon, pursuant to the Villazon Agreement shall occur concurrently with the Closing. Except insofar as the closing of the Villazon Agreement is contingent upon the Closing, the Closing is contingent upon and shall occur concurrently with the closing of the purchase by Buyer of certain assets of Villazon pursuant to the Villazon Agreement.

     6.7 Additional Shareholders. Buyer shall ensure that the Company has at least five shareholders (including Buyer) immediately following the Closing.

                                   ARTICLE VII

                        CONDITIONS TO BUYER'S OBLIGATIONS

     The obligations of Buyer to consummate the transactions contemplated hereby are subject, in the discretion of Buyer, to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

     7.1 Representations, Warranties and Covenants. All representations and warranties of the Sellers contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and the Sellers shall have performed in all material respects all agreements and covenants required hereby to be performed by them prior to or at the Closing Date.

     7.2 Consents. All Required Consents from Governmental Authorities and the Required Consents from other necessary parties shall have been obtained.

     7.3 No Governmental or Other Proceeding or Litigation. No Proceeding by any Governmental Authority or other Person shall be pending or threatened which (i) questions the validity or legality of the transactions contemplated hereby, (ii) could reasonably be expected to have a Material Adverse Effect, or (iii) could reasonably be expected to cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

     7.4 Opinion of Counsel. The Sellers shall have delivered to Buyer an opinion or opinions of counsel for the Sellers and the Company, reasonably acceptable to Buyer.

     7.5 No Material Degradation of Assets. Since the date of this Agreement, there shall have been no change in condition of the tangible assets of the Company except for such changes which, in the aggregate, have not had and will not have a Material Adverse Effect.

     7.6 Receipt of Audit Report. Buyer shall have received the report of its independent public accountants in form satisfactory to file a Form S1 Registration Statement under the Securities Act of 1933, as amended which report shall confirm that the Financial Statements were prepared in accordance with Accounting Principles and were complete and correct.

     7.7 Tax Matters.

          (a) The Tax benefits described in Section 2.19 shall not have been rescinded or reduced, nor shall notice of any such action have been received by the Company.

          (b) The Company shall have provided Buyer with all forms, certificates and/or other instruments reasonably requested by Buyer required by Honduran Tax law to effect the transfer of the Stock to Buyer.

          (c) The Sellers shall have delivered certificates from relevant authorities confirming the payment by the Company of all applicable property and municipal Taxes.

     7.8 Contemporaneous and Contingent Transactions. The closing of the purchase by Buyer of the assets and business of Villazon, pursuant to the Villazon Agreement shall occur concurrently with the Closing. Except insofar as the closing of the Villazon Agreement is contingent upon the Closing, the Closing is contingent upon and shall occur concurrently with the closing of the purchase by Buyer of certain assets of Villazon pursuant to the Villazon Agreement.

     7.9 Certificates. Sellers shall furnish Buyer with such certificates of each Seller to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by Buyer.

                                  ARTICLE VIII

                 ACTIONS BY SELLERS AND BUYER AFTER THE CLOSING

     8.1 Books and Records. Sellers and the Buyer agree that for a period of five (5) years after the Closing Date, each party (at its expense) shall have the right to inspect and to make copies of any books, records and files relating to the business, properties, assets or operations of the Company, to the extent that they pertain to the operations of the Company prior to the Closing Date and remain in existence and available, at any time during business hours for any proper purpose.

     8.2 Further Assurances. On and after the Closing Date, Sellers and Buyer will take, and Sellers will exercise the powers of attorney given to them by the Other Stockholders to take, all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including without limitation, putting Buyer in possession and operating control of the Business and the Company.

     8.3 Litigation Support. In the event and for so long as any party hereto or their respective successors or assigns is contesting or defending against any Proceeding in connection with (i) any transaction contemplated by this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, the other party or parties hereto and the Sellers (and their respective successors and assigns) will cooperate with such party or such Seller and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary, in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification thereof under this Agreement).

                                   ARTICLE IX

                                 INDEMNIFICATION

     9.1 Agreement to Indemnify.

          (a) Buyer and each Affiliate of Buyer, (Buyer and each such Affiliate is a "Buyer Indemnitee") shall be indemnified and held harmless to the extent set forth in this Article IX by the Sellers, jointly and severally in respect of any and all Losses (other than Losses relating to Taxes which are indemnified as set forth in Section 9.5 below and Losses relating to product liability which are indemnified as set forth in Section 9.8) in connection with, arising out of, or as a result of any inaccuracy or misrepresentation in or breach of any representation, warranty, covenant or agreement made in this Agreement by any Seller.

          (b) The Sellers (each a "Seller Indemnitee") shall be indemnified and held harmless to the extent set forth in this Article IX by Buyer in respect of
(i) any and all Losses in connection with, arising out of, or as a result of any inaccuracy or misrepresentation in or breach of any representation, warranty, covenant or agreement made in this Agreement by Buyer or (ii) payment by Sellers of any Liability of the Company incurred after the Closing Date.

     9.2  Survival of Representations, Warranties and Covenants.

          (a) Except as hereinafter provided in this Section 9.2, and except for indemnification obligations set forth in Section 10.7 of the Villazon Agreement (which are incorporated herein by reference pursuant to Section 9.8 and survive without limitation) and expense reimbursement obligations set forth in Section
10.8 of the Villazon Agreement (which are incorporated herein by reference pursuant to Section 9.8 and survive for a five year period), all representations, warranties, covenants, agreements and obligations of each of Buyer and the Sellers (each, an "Indemnifying Party") contained herein and all claims of any Buyer Indemnitee or Seller Indemnitee (each, an "Indemnitee") in respect of any breach of any representation, warranty, covenant, agreement or obligation of any Indemnifying Party contained in this Agreement, shall survive the Closing and shall expire two years after the Closing Date.

          (b) Each of the following representations, warranties, covenants, agreements and obligations of the Sellers as Indemnifying Parties shall survive the Closing Date until the expiration of sixty (60) days following any applicable statute of limitations, including extensions thereof: (i) the inaccuracy or misrepresentation in or breach of any representation, warranty, covenant or agreement made by any Seller any time in this Agreement arising out of fraud, or willful misconduct; (ii) any inaccuracy or misrepresentation in or breach of any representation or warranty made in any representation as to Taxes regardless of whether or not such inaccuracy or misrepresentation or breach arises out of fraud, gross negligence or willful misconduct (which shall be considered as set forth in Section 9.5 below); and (iii) the breach or failure to perform by any Seller after the Closing Date of any of the covenants, agreements or obligations of the Sellers contained in this Agreement.

          (c) The termination of the representations and warranties provided herein shall not affect the rights of any Buyer Indemnitee or Seller Indemnitee (as applicable) in respect of any claim for indemnity made by such Indemnitee in a writing received by the Indemnifying Party prior to the expiration of the applicable survival period provided herein.

     9.3 Claims for Indemnification. If any Buyer Indemnitee or Seller Indemnitee (as applicable) shall believe that such Indemnitee is entitled to indemnification pursuant to this Article IX in respect of any Losses, such Indemnitee shall give the appropriate Indemnifying Party prompt written notice thereof. Any such notice shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification. The failure of such Indemnitee to give notice of any claim for indemnification promptly shall not adversely affect such Indemnitee's right to indemnity hereunder except to the extent that such failure adversely affects the right of the Indemnifying Parties to assert any reasonable defense to such claim. Each such claim for indemnity shall expressly state that the Indemnifying Party shall have only the twenty
(20) Business Day period referred to in the next sentence to dispute or deny such claim. The Indemnifying Party shall have twenty (20) Business Days following its receipt of such notice either (y) to acquiesce in such claim by giving such Indemnitee written notice of such acquiescence or (z) to object to the claim by giving such Indemnitee written notice of the objection. If the Indemnifying Party does not object thereto within such twenty (20) Business Day period, such Indemnitee shall be entitled to be indemnified for all Losses reasonably incurred by such Indemnitee in respect of such claim.

     9.4 Defense of Claims. In connection with any claim which may give rise to indemnity under this Article IX resulting from or arising out of any claim or Proceeding against an Indemnitee by a Person that is not a party hereto, the Indemnifying Party may (unless such Indemnitee elects not to seek indemnity hereunder for such claim), upon written notice to the relevant Indemnitee, assume the defense of any such claim or Proceeding if the Indemnifying Party with respect to such claim or Proceeding acknowledges in writing to the Indemnitee the Indemnitee's right to indemnity pursuant hereto in respect of the entirety of such claim (as such claim may have been modified through written agreement of the Indemnitee(s) and the Indemnifying Party) and provide assurances, satisfactory to such Indemnitee, that the Indemnifying Party will be financially able to satisfy such claim in full if such claim or Proceeding is decided adversely. If the Indemnifying Party assumes the defense of any such claim or Proceeding, the Indemnifying Party shall select counsel reasonably acceptable to such Indemnitee to conduct the defense of such claim or Proceeding, shall take all steps necessary in the defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof.

     9.5 Tax Indemnification and Other Matters.

          Notwithstanding anything to the contrary in the Agreement, each Seller shall jointly and severally indemnify, save and hold harmless Buyer, the Company and each Buyer Indemnitee from and against any and all Losses incurred in connection with, arising out of, resulting from or relating to (i) any fact inconsistent with, or any untruth or inaccuracy of, any representation or warranty of any of the Sellers contained in Section 2.19, (ii) any and all Taxes with respect to all periods ending on or prior to the Closing Date (including the amount of Taxes which would have been paid but for the application of any credit or net operating loss or capital loss deduction).

     9.6 Offset Rights. Anything in this Agreement to the contrary notwithstanding, Buyer may withhold and set off against the Installment Notes any amount as to which Buyer reasonably believes any Seller is obligated to indemnify any Buyer Indemnitee pursuant to this Article IX. With respect to any amount as to which Buyer claims a right of set-off hereunder (a "Set-Off Amount"), Buyer shall be entitled to cease making payments to the holders of the Installment Notes to the extent of the Set-Off Amount hereunder upon commencement of such indemnification claim and shall instead pay when due any such amounts due under such Installment Notes to an escrow account or as otherwise directed by a court of competent jurisdiction until such time as the parties have agreed, or a court of competent jurisdiction has determined, the amount of the Sellers' indemnification obligations hereunder. The escrow agent shall be selected by Buyer and shall be reasonably satisfactory to the Sellers. The escrow account shall be established on terms such that Payments may only be made from such escrow account in accordance with an order of a court of competent jurisdiction or upon the joint authority of a Seller and Buyer. Each party shall execute and deliver to the other parties such documentation acknowledging their obligations under this Section 9.6 as the other parties shall reasonably require.

     9.7 Limitation on Indemnification. The indemnification obligations of the Sellers and Buyer pursuant to Section 9.1(a) hereof and Sections 10.1(a) and 10.7(c) of the Villazon Agreement or Section 9.1(b) hereof and Section 10.1(b)(i) of the Villazon Agreement (as applicable) shall not be effective until the aggregate dollar amount of all Losses which would otherwise be indemnifiable pursuant to Section 9.1(a) hereof and Sections 10.1(a) and 10.7(c) of the Villazon Agreement or Section 9.1(b) hereof and Section 10.1(b)(i) of the Villazon Agreement, as the case may be, exceeds Two Hundred Fifty Thousand Dollars ($250,000) and then such indemnification obligation shall apply only to Losses in excess of $250,000 provided, however, that any trade payable of the Company incurred in the ordinary course of business but not reflected on the Closing Date Balance Sheet and which, had it been so reflected, would not have reduced the Net Worth below $4,635,000, shall not be treated as a Loss for the purpose of this Section 10.6.. The indemnification obligations pursuant to Sections 9.1(a) hereof and Sections 10.1.(a) and 10.7(c) of the Villazon Agreement shall be limited to an aggregate amount of Five Million Dollars ($5,000,000) and the indemnification obligations set forth in Section 9.1(b) hereof and Section 10.1(b)(i) of the Villazon Agreement shall be limited to an aggregate amount of Five Million Dollars ($5,000,000). The limitations on the indemnification obligations, as set forth in this Section 9.7, shall not apply to (i) any breach of a representation or warranty which arises as a result of fraud or failure to close the transactions the subject of this Agreement (except pursuant to the terms of this Agreement) by the Indemnifying Party, or (ii) for any breach of the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.14, the second sentence of Section 2.18(a), the third and fourth sentences of Section 2.18(b), the first two sentences of Section 2.18(g) and Sections 2.19, 4.1, 4.2 or 4.4.

     9.8 Responsibility for Products; Contributions Toward Expenses. The terms of Sections 10.7 and 10.8 of the Villazon Agreement are incorporated by reference herein and made applicable to Sellers, the Company and Buyer under this Agreement to the same extent as applied to Stockholders, Sellers and Buyer under the Villazon Agreement, it being understood that (i) any amounts indemnified under this Agreement and the Villazon Agreement shall be aggregated for purposes of calculating the limitation on indemnity set forth in Section 9.7 of this Agreement and Section 10.6 of the Villazon Agreement and (ii) any amounts contributed toward expenses with respect to HATSA or Villazon as provided by Section 10.8 of the Villazon Agreement shall be aggregated for purposes of determining the $1,000,000 limitation set forth therein.

                                    ARTICLE X

                                  MISCELLANEOUS

     10.1. Termination. This Agreement may be terminated at any time prior to the Closing:

          (a) by mutual written agreement of the Buyer and the Sellers; or

          (b) by the Buyer or the Sellers, if the Closing shall not have occurred prior to February 1, 1997 (the "Termination Date", as extended as provided below); provided that (i) if the date of execution of this Agreement is after December 13, 1996, such Termination Date shall be extended to a date 45 days following the date hereof and (ii) if the applicable waiting period, including any extensions thereof, under the HSR Act in respect of the filing made pursuant to the Villazon Agreement shall not have expired by such date, then the Termination Date shall be extended to a date 5 Business Days following expiration of any such applicable waiting period.

          Time shall be of the essence in this Agreement. In the event of termination of this Agreement as provided in this Section 10.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except (i) as set forth in Sections 10.9 and 10.10 of this Agreement and (ii) that nothing herein shall relieve any party from liability for any wilful breach hereof. No party shall have a right to terminate this Agreement if the Closing shall not have occurred because of a breach by such party of its obligations hereunder.

     10.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Sellers without the prior written consent of Buyer, or by

Buyer (other than to the Parent) without the prior written consent of Sellers. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit or obligation hereunder.

     10.3 Notices. Unless otherwise provided herein, any notice, request, instruction or other documents to be given hereunder by any party to the others shall be in writing and effective when delivered in person or by courier (with a receipt obtained therefor), telegraphed, telexed or by facsimile transmission, if a facsimile number is set forth in respect of such party below (with an executed copy mailed as described below), or effective on the date receipt is acknowledged when mailed by certified mail, postage prepaid, return receipt requested, as follows:

     If to Buyer:      Culbro Corporation
                       387 Park Avenue South
                       New York, New York 10016-8899
                       Attention: A. Ross Wollen, Esq.
                       Senior Vice President and General Counsel
                       Facsimile No.: (212) 561-8791

     With a copy to:   Latham & Watkins
                       885 Third Avenue
                       New York, New York 10027
                       Attention: Frederick M. Danziger, Esq.
                       Facsimile No.: (212) 751-4864

     If to Sellers:    Daniel Blumenthal
                       80 Chestnut Ridge Road
                       Saddle River, New Jersey 07453

     and to:           Frank Llaneza
                       5122 San Jose Street
                       Tampa, Florida 33629

     With a copy to:   Fowler, White, Gillen, Boggs, Villareal and Banker, PA
                       501 East Kennedy Boulevard (Suite 1700)
                       Tampa, Florida 33601

                       Attention: Mark T. Tate, Jr., Esq.
                       Facsimile (813) 229-8313

     and to:           Braverman & Lester
                       374 Main Street
                       Hackensack, NJ 07601
                       Attention:  Gordon Braverman
                       Facsimile:  (201) 487-4026

or to such other place and with such other copies as any party may designate as to itself by written notice to the others.

     10.4 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the internal laws of the State of New York, without regard to the conflict of law principles thereof except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

     10.5 Entire Agreement; Amendments and Waivers. This Agreement together with the Confidentiality Agreements, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior or contemporaneous agreements, understanding, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by all parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     10.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.7 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect after Closing, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

     10.8 Headings. The headings of the articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     10.9 Expenses. The Sellers and Buyer shall each be liable for their own costs and expenses incurred in connection with the negotiation, preparation, execution or performance of this Agreement.

     10.10 Publicity. The parties agree to notify each other prior to issuing any press release or making any public statement regarding the transactions contemplated hereby, and will attempt to obtain the reasonable approval of the other parties prior to making such release or statement, and the parties hereto shall issue a mutually acceptable press release as soon as practicable after the Closing Date.

     10.11 Authority of Sellers. The Sellers shall have delivered to the Buyer the letters attached hereto as Exhibit B.

     10.12 Tax Filing. Buyer acknowledges that it may be required to make a filing in early 1997 to preserve the Company's tax status.

     10.13 Supplemental Schedules. The Company may provide and/or supplement the schedules required hereby until December 31, 1996; provided, however, that any material disclosures made after the date hereof shall constitute a condition to Buyer's obligation to close under Article VII.

                                   ARTICLE XI

                                   DEFINITIONS

     11.1 Defined Terms. As used herein, the terms below shall have the following meanings:

     "Accounting Principles" means GAAP, applied on a consistent basis with the past practice of the Company; provided that FASB 52 relating to currency translations shall not be observed or reflected with respect to the Company.

     "Affiliate" shall mean a Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the Person specified.

     "Agreement" shall mean this Stock Purchase Agreement, together with the Disclosure Schedule and all exhibits referenced herein.

     "Annual Financial Statements" shall mean the balance sheet as of December 31, 1995 and the related statement of operations, stockholders' equity and cash flows for the year ended December 31, 1995 of the Company attached hereto as Exhibit B.

     "Applicable Law or Laws" shall mean, with respect to any Person, any domestic, foreign, federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, directive, judgment, decree or other requirement, all as in effect as of the Closing, of any Governmental Authority (including any Environmental Law) applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person or any of its Affiliates).

     "Associate" shall mean, when used to indicate a relationship with any Person, (a) any other Person of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities issued by such other Person, (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such Person, or any relative of such spouse who has the same home as such Person or who is a director or officer of such Person or any Affiliate thereof.

     "Business" shall mean the business as currently conducted by the Company, including without limitation the business of manufacturing and distributing cigars and associated products.

     "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which commercial banking institutions in New York New York are authorized or obligated by law or executive order to be closed

     "Closing Date" shall mean January 15, 1997 or, if later, the fifth Business Day following the date on which all conditions set forth in Article VI and VII hereof shall have been satisfied or waived, provided however that the Closing shall be deemed effective as of 12.01 a.m. New York City time on January 1, 1997.

     "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

     "Confidentiality Agreements" shall mean the confidentiality agreements between Culbro Corporation and Villazon dated August 26, 1996 and October 14, 1996.

     "Contract" shall mean any written agreement, understanding, arrangement, contract, note, loan, evidence of indebtedness, purchase, order, letter of credit, indenture, security or pledge agreement, franchise agreement, undertaking, practice, covenant not to compete, employment agreement, license, instrument, obligation or commitment to which the Company is a party or is bound and which relates to the Business or the Company.

     "Disclosure Schedule" shall mean a schedule attached hereto and delivered by Sellers to Buyer which sets forth exceptions to the representations and warranties contained herein and other provisions of this Agreement.

     "Encumbrance" shall mean, with respect to any asset, any Lien, adverse claim, easement, right of way, zoning or building restriction, or any other right of others or other adverse interest of any kind, including without limitation any lease, chattel mortgage, conditional sales contract, collateral security arrangement and other title or interest retention arrangement with the exception of Permitted Liens.

     "Environmental Laws" shall mean all Applicable Laws relating to the protection of human health or the environment including, without limitation: (i) all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land; (ii) all requirements relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transports or handling of Hazardous Substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature.

     "Environmental Liabilities" shall mean all Liabilities of a Person (whether such Liabilities are owed by such Person to Governmental Authorities, third parties or otherwise) whether currently in existence or arising hereafter which arise under or relate to any Environmental Law.

     "Financial Statements" shall mean the Annual Financial Statements and the Interim Financial Statements.

     "GAAP" shall mean generally accepted accounting principles in the United States as in effect on the date hereof.

     "Governmental Authority" shall mean any foreign, domestic, federal, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

     "Hazardous Substances" shall mean any substance or material: (i) the presence of which requires remediation under any Environmental Law; or (ii) the generation, storage, treatment, transportation, disposal, remediation, removal, handling or management of which is regulated by any Environmental Law; or (iii) that is defined as a "hazardous waste" or "hazardous substance" under any Environmental Law; or (iv) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous and is regulated under any Environmental Law; or (v) without limitation, that contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenols
(PCBs) or asbestos.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all applicable regulations promulgated thereunder.

     "Indebtedness for Borrowed Money" of any Person shall mean, at any date, without duplication, (i) any obligation of such Person for borrowed money, properly recordable under generally accepted accounting principles as a liability on the financial statements of such Person, (ii) all obligations of such Person, properly recordable under GAAP as a liability on the financial statements of such Person, evidenced by bonds, debentures, notes, or other similar instruments, (iii) all Indebtedness for Borrowed Money (as defined in clauses (i) and (ii) above) of others secured by a lien on any asset of such Person, whether or not such Indebtedness for Borrowed Money is assumed by such Person provided that leases for automobiles shall not be so included, and (iv) all Indebtedness for Borrowed Money (as defined in clauses (i) and (ii) above) of others guaranteed by such Person.

     "Installment Notes" shall have the same meaning as set forth in the Villazon Agreement.

     "Interim Financial Statements" shall mean the unaudited balance sheet as of October 31, 1996 of the Company attached hereto as Exhibit B (the "Interim Balance Sheet of HATSA") and the related statement of operations, stockholders' equity and cash flows for the period ended October 31, 1996 of the Company.

     "Knowledge" shall mean, with respect to any Person, the knowledge of such Person (after reasonable inquiry), if an individual, or if the Knowledge of Sellers, the knowledge of Mr. Llaneza and Mr. Blumenthal, or if the knowledge of the Company, the knowledge of Mr. Llaneza, Mr. Blumenthal, Mr. Oliva, Cesar Lopez, Estelo Padron, Edgardo Dumas Rodriguez and Marcos Lean.

     "Leasehold Estates" shall mean, all of the Company's rights and obligations as Lessee under the Leases.

     "Leases" shall mean all of the existing Leases or licenses of real or personal property of the Company set forth on Disclosure Schedule Section 2.7 or
Section 2.18, and leases with respect to personal property of the Company which are not required to be set forth on Disclosure Schedule 2.7.

     "Lien" shall mean with respect to any asset of the Company, any mortgage, title defect or objection, lien, pledge, option, security interest or hypothecation, restriction, encumbrance or charge of any kind in respect of such asset.

     "Losses" shall mean, in respect of any obligation to indemnify any Person pursuant to Article IX of this Agreement, any and all actual losses, damages, liabilities, obligations, judgments, settlements, awards, and offsets which the Indemnified Party may suffer or incur (together, "Damages"), and reasonable out-of-pocket costs, expenses and attorneys' fees relating to Damages (including any such reasonable costs, expenses and attorneys' fees incurred in enforcing such right of indemnification against any Indemnifying Party or with respect to any appeal) plus interest on such out-of-pocket costs, expenses and attorneys' fees at the rate of interest set forth in the Stockholder Loan Notes from the date paid by the Indemnitee until the date on which the indemnity payment for such out-of-pocket costs, expenses and attorneys' fees is received, and penalties, fines or punitive or exemplary damages, if any.

     "Material Adverse Effect" shall mean a material adverse effect on the financial condition, results of operations, business or assets of the Company taken as a whole.

     "Net Income of HATSA" shall mean the net income of the Company for the period specified determined in accordance with Accounting Principles, as set forth on the income statement(s) of HATSA for such period.

     "Net Worth" shall have the same meaning as set forth in the Villazon Agreement.

     "Parent" shall mean General Cigar Holdings, Inc.

     "Person" shall mean an individual, a partnership, a corporation, a trust, an unincorporated organization, a government or any department or agency thereof or any other entity.

     "Permits" shall mean all licenses, permits, orders, consents, approvals, registrations, authorization, qualifications and filings with and under all federal, state or local laws and governmental or regulatory bodies and all industry or other nongovernmental self-regulatory organization, necessary or desirable for the past or present conduct of, or relating to the operation of, the Business.

     "Permitted Liens" shall mean (i) mechanics, materialmen's and similar Liens with respect to any amounts incurred in the ordinary course of business which are either not yet due and payable or which are being contested in good faith through appropriate proceedings, (ii) Liens for Taxes not yet due and payable or Liens for Taxes (A) which are being contested in good faith through appropriate proceedings and (B) and for which adequate reserves have been established in accordance with GAAP, (iii) Liens securing rental payments under capital lease agreements, (iv) easements, covenants, conditions and other restrictions on Owned Real Property that do not materially interfere with the present uses of such real property.

     "Representative" shall mean any officer, director, principal, attorney, accountants, auditor, agent, employee, financial advisors or other representative.

     "Return" shall mean any United States or foreign federal, state, or local tax return, declaration, report, estimate, information return, statement or form.

     "Required Consents" shall mean the consents so designated on the Disclosure Schedule.

     "Stock" shall mean all of the outstanding capital stock of the Company.

     "Stockholder Loan Notes" shall have the same meaning as set forth in the Villazon Agreement.

     "Tax(es)" shall mean all taxes, estimated taxes, withholding taxes, assessments, levies, imposts, fees and other charges, however denominated, including any interest, penalties, additions to tax or additional amounts that may become payable in respect thereof, imposed by any foreign, federal, state, or local government, which taxes shall include, without limitation, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, workers' compensation and other obligations of the same or of a similar nature.

     "Villazon" shall mean Villazon & Company, Inc.

     "Villazon Agreement" shall mean the asset purchase agreement dated as of December 20, 1996 among Buyer, Villazon, the Sellers and Constantino Gonzalez.

     11.2 Other Defined Terms. The following terms have the meanings defined for such terms in the Sections set forth below:

     Terms                              Section
     -----                              -------

Buyer                                   Recitals
Buyer Indemnitee                        9.1
Closing                                 5.1
Company                                 Recitals
Damages                                 11.1 "Losses"
Dividends                               1.3(b)
Estimated Net Income of HATSA           1.3(b)
General Cigar                           Recitals
HATSA                                   Recitals
Indemnifying Party                      9.2(a)
Indemnitee                              9.2(a)
Insurance Policy                        2.21
Intellectual Property                   2.5(a)
Interim Balance Sheet of HATSA          11.1 "Interim Financial
                                        Statements"

Leased Real Property                    2.18(b)
Liability; Liabilities                  2.12
Mr. Blumenthal                          Recitals
Mr. Llaneza                             Recitals
Mr. Oliva                               3.1
1996 Income Statement                   1.4
Other Stockholders                      Recitals
Owned Real Property                     2.18(a)
Proceedings                             2.11
Purchase Price                          1.2
Real Property                           2.18(b)
Scheduled Contracts                     2.7(a)
Stockholders                            Recitals
Sellers                                 Recitals
Seller Indemnitee                       9.1(b)
Set-Off Amount                          9.6
Subsequent Material Contract            3.1(a)
Termination Date                        10.1(b)
Third Party Transaction                 3.3

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the date and year first above written.

GENERAL CIGAR CO. INC.                 Sellers

                                       Frank Llaneza
By: /s/ A. ROSS WOLLEN
    ---------------------------
    SECRETARY                          /s/ FRANK LLANEZA
    A. Ross Wollen                     -------------------------------



                                       Daniel Blumenthal



                                       /s/ DANIEL BLUMENTHAL
                                       -------------------------------

HONDURAS AMERICAN TABACO, S.A. de C.V.



By: /s/ JOHN E. OLIVA
    ---------------------------
    John E. Oliva

                                  EXHIBIT "A"


Name                   No. of Shares     Purchase Price ($US)       Percentage
----                   -------------     --------------------       ----------

SELLERS:

Frank A. Llaneza          45,000             $ 4,500,000              22.500%

Daniel Blumenthal         45,000             $ 4,500,000              22.500%

OTHER STOCKHOLDERS:

John E. Oliva             42,750             $ 4,275,000              21.375%

Cesar Lopez               33,750             $ 3,375,000              16.875%

Estelo Padron             20,000             $ 2,000,000              10.000%

Edgardo Dumas
  Rodriguez               13,500             $ 1,350,000               6.750%

TOTALS:                  200,000             $20,000,000             100.000%

                                    EXHIBIT B


         See pages F-38 through F-45 of the S-1 Registration Statement filed on December 24, 1996.

                                                                     EXHIBIT B-1

HONDURAS AMERICAN TABACO S.A.                             AGREED NET         FASB52
                                                          INCOME OF          ADJUSTED
BALANCE SHEETS                                            HATSA ON 10/31/96
                                                          WITHOUT FASB52

                                                Balance       Balance        Balance
                                                 as of         as of          as of
                                                10.31.96      10.31.96       10.31.96
                                                ----------    ----------     ----------
                                                Lps.          US$            US$
ASSETS
Current Assets
Cash and banks                                   7,318,971       580,917        579,423          1,494
Receivable                                       1,376,065       109,220        110,712         (1,492)
Related parties receivable                      16,225,276     1,287,823      1,287,823             (0)
Inventories                                     49,152,991     3,901,341      4,296,294       (394,953)
Prepaid expenses                                   596,853        47,373         47,365              8
Other current assets                                                                  0              0
                                                ----------    ----------     ----------     ----------
Total current assets                            74,670,156     5,926,673      6,321,617       (394,944)

Property, plant and equipment, net               5,357,796       425,256        561,381       (136,125)
Other assets                                        12,000           952          6,000         (5,048)
                                                ----------    ----------     ----------     ----------
Total assets                                    80,039,952     6,352,881      6,888,998       (536,117)
                                                ==========    ==========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable                                         0             0              0              0
Accrued liabilities                              7,690,518       610,407        602,400          8,007
Affiliates payable                               1,288,089       102,237        102,237              0
Dividends                                        4,724,128       374,961        374,960              1
Taxes payable                                      862,747        68,477         68,477              0
                                                ----------    ----------     ----------     ----------
Total current liabilities                       14,565,482     1,156,082      1,148,074          8,008

Stockholders' Equity
Common stock                                    10,000,000       793,714      2,105,328     (1,311,614)
Retained earnings                               55,474,470     4,403,085      3,635,596        767,489
                                                ----------    ----------     ----------     ----------
Total stockholders' equity                      65,474,470     5,196,799      5,740,924       (544,125)
                                                ----------    ----------     ----------
Total liabilities and stockholders' equity      80,039,952     6,352,881      6,888,998
                                                ==========    ==========     ==========

HONDURAS AMERICAN TABACO S.A.

Statement of Operations and Retained Earnings

                                              October 31,     October 31,     October 31,
                                              1996            1996            1996
                                              -------------   -------------   -------------
                                              L.              US$             US$
                                                                              (10 months)
Net sales and other revenue                    119,406,470      10,293,661      10,197,501         96,160
                                               -----------      ----------      ----------
Cost and expenses
Cost of goods sold                              71,428,588       6,157,663       6,754,968       (597,305)
Selling, general and administrative expenses     2,508,406         216,242         210,444          5,798
                                               -----------      ----------      ----------
Operating profit                                45,469,175       3,919,757       3,232,089
Other income (expense)                            (391,722)        (33,769)        (35,490)         1,721
                                               -----------      ----------      ----------
                                                45,077,454       3,885,987       3,196,599
Translation gain (loss)                          1,409,054                         (54,643)        54,643
                                               -----------      ----------      ----------
Net income applicable to common shareholders    46,486,508       3,885,987       3,141,956        744,031

Retained earnings - beginning of year           30,901,175                       2,344,829

                                    EXHIBIT C

                                                               December 16, 1996

Frank A. Llaneza
Daniel Blumenthal
c/o Villazon & Company, Inc.
25 Park Way
Upper Saddle River, NJ 07458

     Re:  Honduras American Tabaco, S.A. de C.V.
          (The "Company")

Gentlemen:

     Reference is made to our letter (The "General Letter") of this date addressed to General Cigar Co., Inc. ("General"), a copy of which is attached to this letter. Capitalized terms used in the General Letter have the same meanings when used in this letter.

The purpose of this letter is to confirm your authority, as our representatives, to deliver our original Stock certificates, which have been duly endorsed in blank, to General upon the closing of the transaction described in the agreement, subject only to our receipt of the following funds:

     1.   The purchase price set forth on Exhibit A to the General Letter; and

     2. Our proportionate share, determined according to the percentages set forth on Exhibit A, of the Company's net income for the year ending December 31, 1996.

     3. This letter is to also confirm that we hereby release you from any liabilities or other obligations in connection with the sale of the Stock, subject only to our receipt of the funds set forth in paragraphs 1 and 2 above in the manner we set forth to you in writing.

                                       Sincerely,



                                       /s/ Cesar Lopez
                                       --------------------------------
                                       Cesar Lopez



                                       /s/ Estelo Padron
                                       --------------------------------
                                       Estelo Padron



                                       /s/ Edgardo Dumas Rodriguez
                                       --------------------------------
                                       Edgardo Dumas Rodriguez

                                                               December 16, 1996

General Cigar Co., Inc.
387 Park Avenue South
New York, NY 10016

     Re:  Honduras American Tabaco S.A. de C.V.
          ("The Company")

Gentlemen:

     We refer to that certain stock purchase agreement to be dated as of December __, 1996 (The "Agreement") between you, the Company and Frank Llaneza and Dan Blumenthal (The "Seller Representatives"). We hereby confirm that we own of record and beneficially the number of shares of common stock of the Company ("Stock"), par value 50 Lempiras each, set forth against our names on Exhibit A hereto, free of any claims of third parties including without limitation any agreement, understanding or restriction affecting the transfer, voting rights or other incidents of record or beneficial ownership pertaining to the Stock. None of us are party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the company. The sale of our Stock to you will not result in a violation of, or breach under, any agreement to which any of us is a party, or by which any of us is bound, or by which any of our properties are affected.

     We have delivered to the Seller Representatives certificates representing the Stock owned by us, duly endorsed in favor of you. Copies of such certificates are attached to this letter. We hereby authorize the Seller Representatives, upon receipt by them of not less than $20,000,000 as payment for the entire capital Stock of the Company, to deliver the same to you on our behalf. We hereby confirm that receipt by the Seller Representatives of such sum of shall be good discharge of all your obligations towards us in connection with your purchase of the Stock.

If the terms of this letter are acceptable to you, please countersign and deliver a copy to the Seller Representatives on our behalf.

     We hereby agree to the sale of the Stock to you (or your nominee) on such terms as the Seller Representatives, in their discretion shall think fit. We hereby authorize and instruct the Seller Representatives to sign and deliver, in our name or in their own names, on our behalf such documents and to do such acts and things as they consider necessary to sell the Stock to you and to give effect to the agreement.

We also each deliver herewith an irrevocable power of attorney, executed by us before a notary in Honduras whose signature is registered in the U.S. Consulate in Honduras, appointing the Seller Representatives as our attorney.

     This letter shall be construed, interpreted and the rights of the parties determined, in accordance with the laws of the State of New York without regards to the conflict of laws principles thereof.

                                       Yours very truly,


                                       J.E. OLIVA
                                       By:
                                          --------------------------------


                                       C. LOPEZ
                                       By: /s/ C. Lopez
                                           -------------------------------


                                       E. PADRON
                                       By: /s/ E. Padron
                                           --------------------------------


                                       E. DUMAS
                                       By: /s/ E. Dumas Rodriguez
                                           --------------------------------


Acknowledged and agreed

GENERAL CIGAR CO., INC.

By:
   ------------------------
Name:
Title:

                              FIRST AMENDMENT TO
                           STOCK PURCHASE AGREEMENT


                                   Between

                           GENERAL CIGAR CO., INC.


                                     and


                    HONDURAS AMERICAN TABACO, S.A. de C.V.


                                     and


                                 THE SELLERS



                                 dated as of

                               January 21, 1997

                              First Amendment To
                           Stock Purchase Agreement

      This First Amendment, dated as of January ___, 1997, among General Cigar Co., Inc. ("General Cigar"), a corporation duly organized and existing under the laws of the State of Delaware (General Cigar is hereinafter sometimes referred to as the "Buyer"), Honduras American Tabaco S.A. de C.V., a corporation duly organized and existing under the laws of Honduras (the "Company" or "HATSA"), Frank Llaneza ("Mr. Llaneza"), Daniel Blumenthal ("Mr. Blumenthal") and Llaneza Enterprises, Ltd., a Florida limited partnership ("Llaneza Enterprises").

                             W I T N E S S E T H:

      WHEREAS, the parties, other than Llaneza Enterprises, have entered into that certain Stock Purchase Agreement dated as of December 23, 1996 relating to HATSA (the "Purchase Agreement"). Capitalized terms not otherwise defined herein shall bear the same meaning as set forth in the Purchase Agreement.

      WHEREAS, Mr. Llaneza had transferred his Stock in HATSA to Llaneza Enterprises effective January 1, 1996, and the parties now wish to amend the Purchase Agreement to reflect the substitution of Llaneza Enterprises for Mr. Llaneza as a Seller thereunder.

      NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the Purchase Agreement as follows:

      1.    Additional Party.

      The Purchase Agreement is hereby amended by adding Llaneza Enterprises as the owner and Seller of the Stock attributed in the Purchase Agreement to Mr. Llaneza. All references in the Purchase Agreement to Mr. Llaneza shall be deemed to refer to Mr. Llaneza and Llaneza Enterprises. It is agreed that Mr. Llaneza agrees to remain a party to the Purchase Agreement and personally obligated and responsible with respect thereto with respect to all duties and obligations of Llaneza Enterprises, including but not limited to, Article II (Representations and Warranties of Sellers), Article III (Actions by the Company and Buyer Prior to the Closing) and Article IX (Indemnification).

      2.    Additional Representations and Warranties.

      2.1 The following Section 2.1A is hereby added to the Purchase Agreement as follows:

            "2.1A Organization of Llaneza Enterprises. Llaneza Enterprises is duly formed and validly existing as a Limited Partnership in good standing under the laws of its jurisdiction of formation and has full power and authority to own and lease its properties and assets. Llaneza Enterprises is duly qualified and in good standing in each jurisdiction where, by virtue of its properties owned, it is required to be so qualified and the failure to be so qualified would have, individually or in the aggregate, a Material Adverse Effect."

      2.2 The following Section 2.2A is hereby added to the Purchase Agreement as follows:

            "2.2A Ownership of Stock of Llaneza Enterprises. (a) Except as set forth in Note 6 of the Financial Statements, Llaneza Enterprises owns of record and beneficially the 45,000 shares of Stock set forth against Frank Llaneza's name in Exhibit A, free of Encumbrances, including without limitation any agreement, understanding or restriction affecting the transfer, voting rights or other incidents of record or beneficial ownership pertaining to such Stock. Except as set forth in Note 6 to the Financial Statements, Llaneza Enterprises is not a party to any option, warrant, subscription, commitment or any other contract that could require Llaneza Enterprises to sell, transfer or otherwise dispose of any capital stock of Llaneza Enterprises or any agreement or understanding providing rights of first refusal or similar rights with respect to any capital stock of the Company. Except as set forth in Note 6 of the Financial Statements, Llaneza Enterprises is not party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company."

      2.3 The following Section 2.4A is hereby added to the Purchase Agreement as follows:

            "2.4A Authorization of Llaneza Enterprises.

                  (a) This Agreement has been duly executed and delivered by
            Llaneza Enterprises, and, assuming the due authorization, execution and delivery of this Agreement by Buyer is a valid and binding obligation of Llaneza Enterprises except as enforceability may be limited by, bankruptcy, insolvency or other similar laws affecting creditors' rights generally and except where enforceability is subject to the application of equitable principles or remedies.

                  (b) Llaneza Enterprises has taken all requisite action to
            approve and consent to this Agreement and the performance of the transactions contemplated hereby."

      3. Conflict with Purchase Agreement. In the event of a conflict between this First Amendment and the Purchase Agreement, this First Amendment shall control. Save as expressly amended and modified hereby, the Purchase Agreement shall continue in full force and effect.

      4. Villazon Agreement. Mr. Llaneza hereby confirms that the existence of Llaneza Enterprises in no way affects his obligations under the Villazon Agreement, including without limitation, Section 10.9 thereof.

      5. Amendment to Repayment of Indebtedness Provision. The third sentence of
Section 1.3 of the Purchase Agreement shall be deleted and replaced with the following sentence:

            "Upon the Closing, the Company shall pay $4,200,000 (being the Estimated Net Income) to the Sellers, on behalf of the Stockholders by wire transfer as set forth in Section 1.2 above."

                    [Remainder of page intentionally blank]

      IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the date and year first above written.

GENERAL CIGAR CO. INC.

By: /s/ A. ROSS WOLLEN          Frank Llaneza
    --------------------
      A. Ross Wollen
      Secretary
                                /s/ FRANK LLANEZA
                                ---------------------------------

                                Daniel Blumenthal


                                /s/ DANIEL BLUMENTHAL
                                ---------------------------------

                                Llaneza Enterprises, Ltd.


                                By: /s/ FRANK LLANEZA
                                    ------------------------------
                                        Frank Llaneza
                                        General Partner


                                HONDURAS AMERICAN TABACO, S.A. de C.V.


                                By: /s/ JOHN E. OLIVA
                                    ------------------------------
                                        John E. Oliva